Exhibit 99.1

FOR IMMEDIATE RELEASE          FOR FURTHER INFORMATION:
NASDAQ Small Cap -EDNY         MEDIA:                 INVESTORS
                               Jeff Zilka             Stephen M. Schuster
                               (312) 255-3048         Gordon S. Donovan
                                                      (630) 575-2400


          ENVIRODYNE INDUSTRIES FORMS SPECIAL COMMITTEE TO REVIEW
                 ZAPATA PROPOSAL AND FORMALIZES PROCEDURES
                     FOR INTERESTED PARTY TRANSACTIONS


          OAK BROOK, IL, May 14 -- Envirodyne Industries, Inc. (NASDAQ Small Cap: EDNY) announced today that its Board of Directors formed a special committee of independent directors to review the acquisition proposal received from Zapata Corporation earlier today and adopted certain amendments to the Company's By-Laws. Following guidance provided by the Delaware courts, the amendments, among other things, require that transactions between Envirodyne and an interested party be reviewed by an independent committee of the Board and approved by eighty percent of all directors.

          Edward Gustafson, Chairman, President and Chief Executive Officer of Envirodyne, stated that "The Board adopted these procedures to protect stockholders from the risks of self-dealing that are inherent in transactions with interested parties."

          Envirodyne announced earlier today that it had received a proposal from Zapata Corporation, Envirodyne's largest stockholder, to acquire Envirodyne in a negotiated merger. Malcolm and Avram Glazer, who are Zapata's chairman and president, respectively, are also members of Envirodyne's Board. In light of the Glazer's conflict of interest, the Board formed a special committee consisting of those directors not affiliated with Zapata to review Zapata's acquisition proposal and report back to the full board in due course.

          Gustafson noted that the new By-Law provisions and the formation of the special committee would help ensure that proposals such as Zapata's are evaluated impartially by a committee of unbiased directors able to consider the interests of all stockholders.

          A complete description of the By-Law amendments adopted today will be included in a Current Report on Form 8-K to be filed by Envirodyne with the Securities and Exchange Commission.